Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-267732) of BrightSpire Capital, Inc.,

(2)Registration Statement (Form S-8 No. 333-264725) pertaining to the BrightSpire Capital, Inc. 2022 Equity Incentive Plan, and
(3)Registration Statement (Form S-8 No. 333-222812) pertaining to the Colony NorthStar Credit Real Estate Inc. 2018 Equity Incentive Plan;
of our reports dated February 19, 2025, with respect to the consolidated financial statements of BrightSpire Capital, Inc. and the effectiveness of internal control over financial reporting of BrightSpire Capital, Inc. included in this Annual Report (Form 10-K) of BrightSpire Capital, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

New York, New York

February 19, 2025